EXHIBIT 11

                  NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARY
                        COMPUTATION OF NET LOSS PER SHARE



                                         Three months ended September 30,
                                              2001               2000
                                       ------------------  -----------------

Net loss                               $       ( 996,320)         ( 689,559)
                                       ==================  =================

Weighted average number of common
  shares outstanding                          55,701,398         35,816,632

Common equivalent shares representing
  shares issuable upon exercise of
  outstanding options and warrants                     -                  -
                                       ------------------  -----------------

                                              55,701,398         35,816,632
                                       ==================  =================

Basic and diluted loss per share
  applicable to common shareholders    $            (.02)              (.02)
                                       ==================  =================

Stock options and warrants are not considered in the calculations as the impact of the potential common shares (9,112,661 shares at September 30, 2001 and 16,324,500 shares at September 30, 2000) would be to decrease net loss per share.


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